Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-106840 of Vitesse Semiconductor Corporation of our reports on the financial statements and schedule of Multilink Technology Corporation at December 31, 2002 and 2001, and for the three years in the period ended December 31, 2002, dated February 19, 2003, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

July 14, 2003